Exhibit 3.1

ARTICLES OF AMENDMENT
OF
NEORX CORPORATION

The following Articles of Amendment are executed by the undersigned, a Washington corporation:

1.             The name of the corporation is NeoRx Corporation.

2.             Article V.  Capital Stock, Subsection A, of the Amended and Restated Articles of Incorporation of the corporation is amended to read as follows:

ARTICLE V.     CAPITAL STOCK

A.            Authorized Capital.  The total number of shares which the corporation is authorized to issue is two hundred three million (203,000,000) shares of two cents ($.02) par value, consisting of two hundred million (200,000,000) shares of Common Stock of $.02 par value and three million (3,000,000) shares of Preferred Stock of $.02 par value.  The Preferred Stock is senior to the Common Stock, and the Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

3.             The date of the adoption of the amendment by the shareholders of the corporation is April 25, 2006.  The amendment was duly approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

Dated:  April 25, 2006

NEORX CORPORATION

s/Gerald McMahon
By: Gerald McMahon
Its: Chairman and Chief Executive Officer